Prospectus filed under Rule 424(b)(3)

Registration No. 333-124977

3,275,151 SHARES OF COMMON STOCK

Prospectus Supplement No. 2, dated October 25, 2006

(To Prospectus dated June 22, 2006)

3,275,151 Shares of Common Stock

Haynes International, Inc.

This prospectus supplement to the prospectus dated June 22, 2006 relates to the public offering, which is not being underwritten, of 3,275,151 shares of our common stock that are held by the selling stockholders identified in the prospectus.

This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2006, which is to be delivered with this prospectus supplement. The information in this prospectus supplement updates and supersedes certain information contained in the prospectus dated June 22, 2006.

An investment in our common stock involves risk. See "Risk Factors" beginning on page 8 of the prospectus dated June 22, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of the prospectus or this prospectus supplement or the investment merits of our common stock. Any representation to the contrary is a criminal offense.

1.             On August 22, 2006, we filed with the Securities and Exchange Commission a current report on Form 8-K, which contained the following information:

The Board of Directors of Haynes International, Inc. (the "Company") authorized the Company to enter into Termination Benefits Agreements (the "Agreement") with Jeff Young, Mike Douglas, Marty Losch, and Stacy Kilian, each a vice president of the Company.

The Agreement provides that if an eligible employee's employment with the Company is terminated by the Company without Cause (as defined in the Agreement), by the employee for Good Reason (as defined in the Agreement) or by reason of such eligible employee's disability or death, the Company will pay the eligible employee (or his estate) his accrued but unpaid Base Salary (as defined in the Agreement) plus any bonus or incentive compensation earned or payable as of the Date of Termination (as defined in the Agreement), and a bonus equal to the eligible employee's total annual target bonus in the fiscal year of the termination pro rated for the number of days the employee worked in the fiscal year. In the event that the eligible employee's employment is terminated by the Company for Cause, by the employee without Good Reason or due to the employee's retirement, the Company is obligated only to pay the eligible employee his accrued but unpaid Base Salary and any other accrued but unpaid compensation through the Date of Termination. In addition, if within twelve months following a Change in Control (as defined in the Agreement) the eligible employee's employment is terminated by the eligible employee with Good

Reason or by the Company without Cause, the Company must (among other things) (i) pay the eligible employee such eligible employee's accrued but unpaid Base Salary and any bonus or incentive compensation earned or payable as of the Date of Termination; (ii) pay the eligible employee such eligible employee's Base Salary that would be payable over the 12 months following the Date of Termination; (iii) pay the eligible employee a bonus equal to the eligible employee's total annual target bonus in the fiscal year of the termination; and (iv) continue to provide life insurance and medical and hospital benefits to the eligible employee for up to 12 months following the Date of Termination. As a condition to receipt of severance payments and benefits, the Agreement requires that eligible employees execute a release of all claims. The Agreement provides for an initial term expiring September 30, 2007, subject to two-year automatic extensions (unless terminated by the Company or the eligible employee at least 60 days prior to the renewal date).

Pursuant to the Agreement, each eligible employee agrees that during his employment with the Company and for an additional one year following the Date of Termination of the eligible employee's employment with the Company, the eligible employee will not, directly or indirectly, engage in any business in competition with the business of the Company, solicit any customer or employee of the Company, or disclose any Confidential Information (as defined in the Agreement).

2.             The description of the Termination Benefits Agreements on pages 66 and 67 of the Prospectus dated June 22, 2006, is updated as follows:

Termination Benefits Agreements

The Company has entered into Termination Benefits Agreements with the executive officers of the Company, other than Mr. Petro, the Chief Executive Officer. The Termination Benefits Agreements provide for an initial term expiring September 30, 2007, subject to two-year automatic extensions (unless terminated by the Company or the eligible employee at least 60 days prior to the renewal date).

The Termination Benefits Agreement provides that if an eligible employee's employment with the Company is terminated by the Company without Cause (as defined in the Termination Benefits Agreement), by the employee for Good Reason (as defined in the Termination Benefits Agreements) or by reason of such eligible employee's disability or death, the Company will pay the eligible employee (or his estate) his accrued but unpaid Base Salary (as defined in the Termination Benefits Agreement) plus any bonus or incentive compensation earned or payable as of the Date of Termination (as defined in the Termination Benefits Agreement), and a bonus equal to the eligible employee's total annual target bonus in the fiscal year of the termination pro rated for the number of days the employee worked in the fiscal year. In the event that the eligible employee's employment is terminated by the Company for Cause, by the employee without Good Reason or due to the employee's retirement, the Company is obligated only to pay the eligible employee his accrued but unpaid Base Salary and any other accrued but unpaid compensation through the Date of Termination. In addition, if within 12 months following a Change in Control (as defined in the Termination Benefits Agreement) the eligible employee's employment is terminated by the eligible employee with Good Reason or by the Company without Cause, the Company must (among other things) (i) pay the eligible employee such eligible employee's accrued but unpaid Base Salary and any bonus or incentive compensation earned or payable as of the Date of Termination; (ii) pay the eligible employee such eligible employee's Base Salary that would be payable over the 12 months following the Date of Termination; (iii) pay the eligible employee a bonus equal to the eligible employee's total annual target bonus in the fiscal year of the termination; and (iv) continue to provide life insurance and medical and hospital benefits to the eligible employee for up to 12 months following the Date of Termination. As a condition to receipt of severance payments and benefits, the Termination Benefits Agreement requires that eligible employees execute a release of all claims.

Pursuant to the Termination Benefits Agreement, each eligible employee agrees that during his employment with the Company and for an additional one year following the Date of Termination of the eligible employee's employment with the Company, the eligible employee will not, directly or indirectly, engage in any business in competition with the business of the Company, solicit any customer or employee of the Company, or disclose any Confidential Information (as defined in the Termination Benefits Agreement).